Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made and entered into this 29th day of October, 2024 (the “Effective Date”), by and among Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP (collectively, “Empery” or the “Plaintiffs”) on the one hand and EZGO Technologies Ltd. (“EZGO”) on the other hand. Empery and EZGO are referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties entered into a Securities Purchase Agreement dated September 11, 2023 (the “SPA”) whereby each Empery entity received, among other securities, Exchange Warrants (as defined in the SPA) (the “Exchange Warrants”) and Common Warrants (as defined in the SPA) (the “Common Warrants”);

WHEREAS, Empery contends that EZGO failed to honor exercises of Exchange Warrants, which prompted Empery to file the lawsuit against EZGO styled as Empery Asset Master, Ltd. et al. v. EZGO Technologies, Ltd., Index No. 652191/2024 (Sup. Ct. N.Y. Co.) (the “Lawsuit”);

WHEREAS, EZGO denies the allegations in the Lawsuit and denies any liability to Plaintiffs with respect to the Lawsuit and the Exchange Warrants;

WHEREAS, to avoid the uncertainty, expense, and burden of litigation, the Parties desire to resolve the Lawsuit and the claims between them upon the terms and in the manner provided in this Agreement, with no Party admitting or acknowledging any fault or liability to any other Party.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment of the Exchange Warrants. Empery and EZGO hereby agree that each Exchange Warrant held by any of the Empery entities shall be amended pursuant to the terms and conditions of the Side Letter Agreements by and between EZGO and each respective Empery entity in the form attached hereto as Exhibit A (collectively, the “Side Letter Agreements”), which Side Letter Agreements shall be executed by EZGO and the respective Empery entities simultaneously herewith. Notwithstanding anything to the contrary contained herein, upon any breach (other than an immaterial breach) by EZGO of this Agreement, the Side Letter Agreements or the Exchange Warrants (as amended pursuant to the Side Letter Agreements), Empery may in its sole discretion, by written notice to EZGO, terminate this Agreement (other than as set forth in the next sentence), at which time the Side Letter Agreements shall also be terminated. Notwithstanding anything to the contrary contained herein or in the Side Letter Agreements, if this Agreement and the Side Letter Agreements are terminated in accordance with the immediately preceding sentence, the Parties agree that (i) any Warrant Shares delivered by EZGO upon exercise of the Exchange Warrants (as amended pursuant to the Side Letter Agreements) prior to such termination shall be deemed, for purposes of the Lawsuit and otherwise, to reduce the number for Warrant Shares underlying the Exchange Warrants (without regard to the Side Letter Agreements), and (ii) the provisions set forth in Section 11 hereof and this sentence shall survive such termination.

2. Settlement Payment by EZGO. Within five (5) business days following the Effective Date, EZGO shall make a single payment in the amount of USD $10,000.00 to Empery’s legal counsel as compensation for costs incurred by Empery in connection with the Lawsuit and this Agreement (the “Settlement Payment”). EZGO shall make the Settlement Payment by wire transfer to the following account:

[Wire Instructions]

3. Express Waiver by Empery with Respect to Adjustments in Common Warrants. The Parties agree that the transactions provided for in this Agreement and the accompanying Side Letter Agreements, including the amendment of the Exchange Warrants (as set forth in the Side Letter Agreements) and any subsequent issuance or delivery of Warrant Shares to Empery in connection therewith shall not be deemed a Share Combination Event (as defined in the Common Warrants) or a Dilutive Issuance (as defined in the Common Warrants) for purposes of the Common Warrants held by Empery. For the avoidance of doubt, each Empery entity expressly and irrevocably waives, and agrees that it shall not assert, any right to adjustment which may have existed under Section 3(b) and/or Section 3(c) of the Common Warrants in connection with the transactions provided for in this Agreement and the accompanying Side Letter Agreements, as well as any subsequent issuance or delivery of Warrant Shares to Empery in connection therewith.

4. Mutual Releases.

(a) Plaintiffs’ Releases of EZGO. Upon (x) the execution of this Agreement and the Side Letter Agreements, (y) the payment by EZGO of the Settlement Payment and (z) EZGO’s due and timely delivery of all Warrant Shares issuable under the Exchange Warrants (as amended pursuant to the Side Letter Agreements), Plaintiffs on behalf of (i) themselves and their current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of their predecessors, successors, parents, subsidiaries, affiliates, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “Plaintiff Releasing Parties”), fully and irrevocably release, settle, acquit and forever discharge (i) EZGO and its current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of their predecessors, successors, parents, subsidiaries, affiliates and divisions, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “EZGO Released Parties”) to the fullest extent permitted by applicable law from any and all claims, counterclaims, complaints, causes of action, suits, losses of every kind, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, contractual obligations, undertakings, warranties, liabilities or damages of whatever nature, at law, in equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether for equitable, declaratory, monetary, injunctive or any other type of relief whatsoever that the Plaintiff Releasing Parties have, had or may have against the EZGO Released Parties, arising out of or relating to the allegations and claims asserted in the Lawsuit, from the beginning of the world through the date of signing this Agreement; provided that nothing in this Section 4(a) releases EZGO from the obligations contained in this Agreement, the Side Letter Agreements, or the Exchange Warrants (as amended pursuant to the Side Letter Agreements).

(b) EZGO Releases of Plaintiffs. Upon the execution of this Agreement and the Side Letter Agreements, EZGO, on behalf of (i) itself and its current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of their predecessors, successors, parents, subsidiaries, affiliates and divisions, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “EZGO Releasing Parties”), fully and irrevocably releases, settles, acquits and forever discharges (i) Plaintiffs and their current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, attorneys and advisors, and (ii) each of Plaintiffs’ predecessors, successors, parents, subsidiaries, affiliates and divisions, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “Plaintiff Released Parties”) to the fullest extent permitted by applicable law from any and all claims, counterclaims, complaints, causes of action, suits, losses of every kind, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, contractual obligations, undertakings, warranties, liabilities or damages of whatever nature, at law, in equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether for equitable, declaratory, monetary, injunctive or any other type of relief whatsoever that the EZGO Releasing Parties have, had or may have against the Plaintiff Released Parties, arising out of or relating to the allegations and claims asserted in the Lawsuit, from the beginning of the world through the date of signing this Agreement; provided that nothing in this Section 4(b) releases Plaintiffs from the obligations contained in this Agreement, the Side Letter Agreements, or the Exchange Warrants (as amended pursuant to the Side Letter Agreements).

(c) The Plaintiff Releasing Parties and the EZGO Releasing Parties each understand and agree that the Parties’ agreement to provide these general releases is a material condition of this Agreement and to the amendment of the Exchange Warrants as provided in the Side Letter Agreements.

(d) The Plaintiff Releasing Parties represent that they have no other suits, claims, complaints or demands of any kind whatsoever currently pending against the EZGO Released Parties with any local, state, or federal court or other tribunal, nor are they aware of any facts that would serve as the basis for any civil or administrative proceeding against the EZGO Released Parties.

(e) The EZGO Releasing Parties represent that they have no other suits, claims, complaints or demands of any kind whatsoever currently pending against the Plaintiff Released Parties with any local, state, or federal court or other tribunal, nor are they aware of any facts that would serve as the basis for any civil or administrative proceeding against the Plaintiff Released Parties.

(f) The Plaintiff Releasing Parties and EZGO Releasing Parties hereby acknowledge and waive any and all rights and protections under California Civil Code Section 1542, or any similar provision of state or federal law. The Parties each acknowledge that they have been advised by their attorneys of the contents and effects of Section 1542, which section has been duly explained and reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5. No Release for Certain Breaches. Notwithstanding anything to the contrary in this Agreement or the Side Letter Agreements, the releases contained in this Agreement do not and are not intended to release any claims that either Party may have against the other Party for a breach of this Agreement, the Side Letter Agreements or the Exchange Warrants (as amended pursuant to the Side Letter Agreement).

6. Covenant Not to Sue. Each Party covenants never to institute, participate in, assist or encourage, either directly or indirectly, any suit, action, arbitration or proceeding, at law or in equity, against the EZGO Released Parties or the Plaintiff Released Parties, as applicable, arising from or related to the claims, counterclaims, complaints, causes of action, suits, losses, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, liabilities or damages that are released in this Agreement. Nothing in this paragraph shall limit Empery’s right upon any breach of this Agreement, any Side Letter Agreements or the Exchange Warrants (as amended pursuant to the Side Letter Agreements) to either commence an action regarding the claims asserted in the Lawsuit, or in Empery’s sole discretion, commence an action to enforce its rights under this Agreement, the Side Letter Agreements or the Exchange Warrants (as amended pursuant to the Side Letter Agreements).

7. Dismissal of the Lawsuit. Within three (3) business days following the last-occurring of (i) the execution of this Agreement, (ii) the execution of the Side Letter Agreements, and (iii) the transmittal by EZGO of the Settlement Payment pursuant to Section 2 hereof, Plaintiffs will file a stipulation discontinuing the Lawsuit without prejudice that shall be executed by counsel for Plaintiffs and EZGO.

8. No Admission of Liability. The Parties have entered into this Agreement and Side Letter Agreements solely for the purposes of avoiding the expense and inconvenience of litigation. Neither the execution of this Agreement nor the Side Letter Agreements, nor the effectuation of the settlement as set forth herein and therein, shall constitute or be construed in any manner whatsoever as an admission or concession of liability or wrongdoing, or lack of merit of any claims or defenses, on the part of either Party. This Agreement, the Side Letter Agreements, and any other evidence of the terms of this settlement, shall not be offered or received in evidence in any action or other proceeding as an admission or concession of liability or wrongdoing, or lack of merit of any claims or defenses, on the part of either Party.

9. Ownership of Claims. Each Party warrants and represents that it is the sole and lawful owner of all rights, title and interests in and to any claims, counterclaims, complaints, causes of action, suits, losses, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, liabilities or damages that are the subject of this Agreement, including without limitation the releases set forth in this Agreement, and that it has not sold, assigned, granted, transferred or hypothecated any right, title or interest in any such claims, counterclaims, complaints, causes of action, suits, losses, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, liabilities or damages to any other person or entity.

10. Disclosure. The Company shall (a) by the Disclosure Time, file a Current Report on Form 6-K with the Securities and Exchange Commission. From and after the filing of such Form 6-K, the Company represents to Empery that it shall have publicly disclosed all material, non-public information delivered to Empery by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents. In addition, effective upon the issuance of such Form 6-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees, Affiliates or agents, on the one hand, and Empery or any of its Affiliates on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that Empery shall be relying on the foregoing covenant in effecting transactions in securities of the Company. As used herein, “Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 8:30 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent, and (ii) if this Agreement is signed between midnight (New York City time) and 8:30 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent.

11. Governing Law and Venue. This Agreement shall be construed under and governed by the laws of the State of New York, without regard to choice-of-law principles. Any suit, action, or proceeding between the Parties arising out of or related to this Agreement must be brought exclusively in the federal or state courts located in New York, New York, and the Parties each hereby submit to the personal jurisdiction thereof and agree to such courts as the appropriate venue, and expressly waive any objection to such jurisdiction or venue based on the doctrine of forum non conveniens. Each Party irrevocably waives personal service of process and consents to being served in any suit, action or proceeding to enforce this Agreement in the manner set forth in Section 22 of this Agreement (including email delivery as set forth therein). In connection with any suit by Plaintiffs to enforce any good faith claim for the delivery of shares due under the Exchange Warrants (as amended pursuant to the Side Letter Agreements), EZGO agrees that Plaintiffs shall be entitled to obtain specific performance to enforce EZGO’s obligation to deliver the shares and preliminary injunctive relief to the extent such relief directs EZGO to deliver the shares to Plaintiffs. EZGO further agrees that Plaintiffs have no adequate remedy at law in connection with any claim seeking to enforce this Agreement or the Exchange Warrants (as amended pursuant to the Side Letter Agreements). In connection with any motion for a preliminary injunction seeking to compel delivery of shares pursuant to the Exchange Warrants (as amended pursuant to the Side Letter Agreements), EZGO further agrees not to raise any objection that such an award constitutes the final relief in the action and agrees that the return of any shares issued pursuant to a preliminary injunction order shall be a sufficient remedy should a court determine at trial that Plaintiffs were not entitled to such shares. EZGO waives any right to demand an undertaking or bond in connection with any award of temporary or preliminary relief. EZGO further acknowledges and agrees that any court order directing the issuance of its shares may be implemented by EZGO’s transfer agent directly. In the event of any breach of this Agreement, the Side Letter Agreements or the Exchange Warrants (as amended pursuant to the Side Letter Agreements), EZGO consents to service of process as set forth above and to respond to the complaint in any action arising out of or related to this Agreement no later than thirty (30) calendar days after service. In the event of any suit to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses.

12. No Waiver. Any failure by a Party to pursue any breach of any provision of this Agreement shall not constitute a waiver of that provision, or any other provision, of this Agreement. The failure of a Party to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of further compliance therewith.

13. Entire Agreement; Amendments. This Agreement, the Side Letter Agreements and the Exchange Warrants (as amended pursuant to the Side Letter Agreements) contain the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. In entering this Agreement and the Side Letter Agreements, no Party has relied upon any representation or warranty of the other Party that is not included in this Agreement or the Side Letter Agreements.

14. No Oral Modification. This Agreement may not be amended, modified or terminated, except by a written instrument signed by each of the Parties hereto.

15. Saving Clause and Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired, provided that no Party is deprived of the material benefits of this Agreement. If owing to the invalidity or unenforceability of any provision of this Agreement any Party is deprived of the material benefits of this Agreement, the Parties shall substitute for the invalid or unenforceable provision, a provision that will allow such Party or Parties to enjoy such material benefits.

16. Binding Effect. This Agreement shall inure to the benefit of the Parties and their current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors and shall be binding upon each of the Parties and their permitted assigns, successors, heirs, and representatives.

17. Authority to Enter Into and Understanding of Agreement. Each Party hereto represents and warrants as respects itself that: (i) the individual executing this Agreement on its behalf is duly authorized to do so; (ii) such Party is entering this Agreement of its own free will, free of any duress, undue influence or compulsion by any person or entity, and has the full authority and capacity necessary to do so; (iii) such Party is represented by counsel of its own choosing in connection with this Agreement; and (iv) such Party has read this Agreement and understands all of the terms hereof.

18. Agreement Jointly Drafted. The Parties agree that each and every provision of this Agreement and the Side Letter Agreements shall be deemed to have been simultaneously drafted by each of the Parties, and no laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to the interpretation or enforcement of this Agreement or the Side Letter Agreements.

19. Non-Inducement. The Parties warrant that no promise or inducement has been made or offered, except as set forth herein, and that this Agreement is executed voluntarily to dispose of all claims identified in this Agreement, without reliance upon any statement or representation by any attorney, agent or other representative acting on behalf of any of the Parties.

20. Attorneys’ Fees and Costs. With the exception of the Settlement Payment set forth in Section 2 hereof, each Party to this Agreement shall bear its own attorneys’ fees and costs arising out of or related to the Lawsuit, this Agreement and the claims released herein, and the Side Letter Agreements, and no further claim shall be made therefore.

21. No Third-Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights (including, without limitation, any third-party beneficiary rights) to any other person.

22. Notice. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the email address set forth below at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email at the email address set forth below on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by an overnight courier or (d) upon actual receipt by the party to whom such notice is required to be given.

If to Empery:

c/o Empery Asset Management, LP

1 Rockefeller Plaza, Suite 1205

New York, New York 10020

Attention: Brett Director

E-mail: notices@emperyam.com

With a copy (which shall not constitute notice) to:

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, NY 10019

Direct: 212.451.2213

Facsimile: 212.451.2222

Email: TFleming@olshanlaw.com

If to EZGO

EZGO Technologies Ltd.

Building #A, Floor 2

Changzhou Institute of Dalian University of Technology

Science and Education Town

Wujin District, Changzhou City

Jiangsu, China 213164

Attention: Jianhui Ye

Email copies to each of the following:

yejianhui@ez-go.com.cn

wujingyan@ez-go.com.cn

zhaozebin@ez-go.com.cn

ir@ez-go.com.cn

With a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Christopher Shields

Email: cshields@sullivanlaw.com

23. No Assignment. This Agreement may not be assigned, conveyed or otherwise transferred, in whole or in part, by either Party (other than by the operation of law in connection with a merger or sale) without express written consent of the non-assigning Party.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, emailed, imaged and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

25. Headings. The headings of the paragraphs of this Agreement have been inserted for reference only and are not part of this Agreement and are not to be used in any way in the construction or interpretation hereof.

[Signatures on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned have executed this Agreement as of the Effective Date.

EMPERY ASSET MASTER LTD.
By: Empery Asset Management, LP, its authorized agent

/s/ Brett Director
Name:	Brett Director
Title:	General Counsel

EMPERY TAX EFFICIENT, LP
By: Empery Asset Management, LP, its authorized agent

/s/ Brett Director
Name:	Brett Director
Title:	General Counsel

EMPERY TAX EFFICIENT III, LP
By: Empery Asset Management, LP, its authorized agent

/s/ Brett Director
Name:	Brett Director
Title:	General Counsel

EZGO TECHNOLOGIES LTD.

/s/ Jianhui Ye
By: Jianhui Ye
Title of Authorized Signatory: Chief Executive Officer

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